Exhibit 10.3
[DATE]

Dear    ,

Congratulations! Because your contribution to Root’s future success is critical, you are being offered a one-time retention incentive. The elements of this incentive are as follows:
•a one-time cash payment in the amount of $    (less applicable withholdings and standard deductions) if you are employed with Root, in good standing, on December 1, 2022, to be paid in a lump sum on the first regular payroll following December 1, 2022; and
•a one time RSU retention grant in the amount of $ to be granted on [DATE] and to fully vest on June 15, 2023, subject to the terms and conditions of the Root, Inc. 2020 Equity Incentive Plan.
You are part of a small group of employees being offered this retention incentive. As with other compensation-related information, we ask that you exercise discretion with the details of your selection for the incentive program. Thank you for your ongoing commitment to Root, our colleagues and our customers. Please sign below and return to [CONTACT] no later than [DATE].
Here’s to our continued future success. Let’s do this together,
/s/ Michele Streitmatter

Michele

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:
I understand that my employment is at-will, that this letter does not change my at-will status, and that this letter does not supersede any other agreements between Root and me. By signing below I represent that I understand the terms of the retention program.

__________________
Employee Signature & Date